Exhibit 10.4

September 20, 2013

Raymond Gerrity

the TearDroppers, Inc.

3500 75th St. West

Rosamond, Ca. 93560

September 20, 2013

Re: General Advisory Services

Dear Mr. Gerrity,

The purpose of this letter (the "Agreement") is to confirm the engagement of the TearDroppers, Inc. (hereinafter "TRDP") by Gemini Southern, LLC (hereinafter "the Company") to act as a non-exclusive Management Advisor to provide corporate finance services, under terms and subject to the conditions set forth herein.

The Company and GS hereby agree as follows:

Section 1. Term. The engagement under this Agreement shall commence on the date of this Agreement, and shall terminate nine (36) months from the anniversary date of this Agreement (the "Term").

Section 2. Advisory Engagement Letter    During the Term of this agreement, the Company hereby retains GS to provide the Company with advice and assistance related the following:

(a)	to assist the company in business development efforts in the outdoor and travel industries,

(b)	advisor shall be available for advice on operational and industry related matters and other such business opportunities that the Company may from time to time request.

Section 3. Access to Information. In connection with our activities on the Company's behalf, subject to any confidentiality obligations the Company owes to third parties, the Company will furnish us and any potential financing sources approved by the Company, with all information and data (the "Information") which GS may reasonably request and is reasonably acceptable to the Company and will provide me and any potential financing sources approved by the Company reasonable access to the Company's officers, directors, accountants and counsel.

Section 4. Company's Representations and Covenants. The Company represents and warrants that to the best of its knowledge all Information will be true, accurate and complete and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company further represents and warrants that any projections provided to us or contained in any materials prepared by the Company will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

The Company acknowledges and agrees that, in rendering GS's services hereunder; GS will be using and relying on the Information. GS does not assume responsibility for the accuracy or the completeness of the Information or any other information regarding the Company.

The Company also represents and warrants that it has not retained or caused to be retained and, during the Term, will not retain or causer to be retained any other financial advisor or advisor to assist the Company in the areas set forth herein, without the prior written consent of Advisor.

Section 5. Compensation. $25,000 per month.

Section 6. Expenses. The Company agrees to compensate GS with non accountable expenses of $2,500 per month.

Section 7. Indemnity. Because GS will be acting on the Company's behalf, it is the practice to receive indemnification. An indemnification provisions (the "Indemnification Provisions") is attached to this agreement and is incorporated herein and made a part hereof.

Section 8. Independent Contractor. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint ventures, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, the GS relationship to the Company during the Term shall only be that of an independent contractor and GS shall perform all the Services as an independent contractor. Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which GS performs its obligations under this Agreement shall be solely within GS's discretion.

Section 9. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered either (i) personally, (ii) by facsimile transmission, or (iii) by a nationally recognized overnight courier, in each case with all delivery or postal charges pre-paid, and in each case, addressed attention: President. All notices and communications shall be sent or delivered to the address or fax number, as applicable, for the applicable party as set forth on the signature page of this Agreement, or at such other address or fax number as the applicable party shall have furnished in writing to the other party (or its transferees). Each such notice or communication, addressed and posted as aforesaid, shall for all purposes of this Agreement be treated as effective or having been given (i) when delivered, if delivered personally, (ii) the business day on which the notice or communication is sent, if delivered by facsimile transmission, or (iii) upon the earlier of its receipt or two (2) business days after the business day of deposit with a nationally recognized overnight courier, if delivered by such means.

(b) Modifications. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

(c) No Waiver. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company. Company may assign its rights under this Agreement in connection with any safe, transfer or other disposition of all or a substantial portion of the stock or assets of Company.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement

(h) Severability. In the event that any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(i) Governing Law. This Agreement shall be instituted and enforced in accordance with, and governed by, the laws of the State of Georgia applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case without regard to the conflicts of law principles and policies of such state.

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Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Very truly yours,

the TearDroppers, Inc.

By /s/ Raymond Gerrity

Name: Raymond Gerrity

Title: President

Confirmed and agreed to:

By: /s/ Kevin O’Connell

Name: Kevin O’Connell

Title: Manager